EXHIBIT 4.1
PROMISSORY NOTE

$37,500.00	December 29, 2006

FOR VALUE RECEIVED, Hydrogen Power, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Henry Fong, or his successors or assigns (“Payee”) at such place as Payee may designate in writing, in immediately available lawful money of the United States of America, the principal sum of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) (the “Principal Balance”), together with interest accrued on the unpaid balance at a fixed rate equal to seven percent (7%) per annum (calculated on a basis of actual days), on or before March 31, 2007 (the “Maturity Date”), in accordance with the terms of this Note.

This Note is delivered in partial payment of Maker’s obligations under that certain Letter Agreement (the “Letter Agreement”) dated December 29, 2006 by and between Maker, Payee, Beacon Investments, Inc. and Gulfstream Financial Partners, LLC.

Prepayment. This Note may be prepaid in whole or in part at any time without payment of any prepayment penalty or fee.

Event of Default. The term “Event of Default” shall include each or all of the following events with respect to Maker:

(1)  Maker shall fail to pay, within ten (10) days of Maker’s receipt of written notice from Payee of such failure to pay, any amounts required to be paid under this Note;

(2)  The occurrence of any of the following events with respect to Maker:

(a)  by the order of a court of competent jurisdiction, a receiver or liquidator or trustee of Maker is appointed and shall have not been discharged within a period of forty-five (45) days, or if, by decree of such a court, Maker is adjudicated a bankrupt or any substantial part of its property shall be sequestered and such a decree shall continue undischarged and unstayed for a period of forty-five (45) days after the entry thereof pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended or pursuant to any other analogous statute applicable to Maker as now or hereinafter in effect, shall be filed against Maker and shall not be dismissed within forty five (45) days; or

(b)  if Maker files a petition of voluntary bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, or consent to the appointment of a receiver or receivers for all or any part of the business of Maker or consents to the filing of any bankruptcy, arrangement or reorganization petition by or against Maker or themselves under any provision of the bankruptcy law, or (without limiting the generality of the foregoing) Maker files a petition or answer seeking an arrangement or reorganization of Maker pursuant to the Federal Bankruptcy code, as it now exists or as it may hereafter be amended, or pursuant to any other analogous statute applicable to Maker as now or hereafter in effect;

In the Event of Default, the entire outstanding Principal Balance, at Payee’s option, exercised by written notice to Maker, become immediately due and payable. Except as herein expressly provided, no modification or amendment of the terms of this Note shall be effective unless made in a writing signed by Maker and Payee.

Costs of Collection. In the event Maker is in Default in the payment or the performance of any obligation due or required by this Note, Maker shall be responsible for attorneys fees and collection costs incurred by Payee in enforcing its rights hereunder, regardless of whether suit is commenced or not.

Waiver by Maker. Maker waives presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note and any lack of diligence or delays in collection or enforcement of this Note.

No Waiver by Payee. Payee shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Payee, and then only to the extent specifically set forth in writing. A waiver by Payee with reference to one event shall not be construed as a continuing waiver or as a bar to or waiver of any right or remedy as to a subsequent event. All rights and remedies of Payee under the terms of this Note, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Florida without regard to its conflict of laws provisions, for all purposes, including but not limited to the purpose of determining the maximum rate of interest, if any, which may be lawfully received hereunder by the holder hereof.

Successors and Assigns. Maker and Payee agree that all of the terms of this Note shall be binding on their respective successors and permitted assigns, including without limitation the obligations of such parties as set forth in the Letter Agreement, which are incorporated herein by reference. The term “Maker” and the term “Payee” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators. This Note may be assigned by Payee.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered as of the day and year first above set forth.

MAKER:

HYDROGEN POWER, INC.

By: /s/ Thomas Olson
Its:  Secretary